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LONE STAR INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)
                                                          Predecessor Company

                                                          For the Three Months
                                                           Ended March 31,
                                                           1994          1993

Cash Flows from Operating Activities:

Loss before cumulative effect of change in
  accounting principle and extraordinary item             ($150,638)   ($13,575)
Adjustments to arrive at net cash used
  by operating activities:
    Depreciation and depletion                                6,688       6,584
    Deferred income taxes                                       155         463
    Provision for doubtful accounts                             260         369
    Provision for crosstie litigation settlement             (6,500)       -
    Changes in operating assets and liabilities:
      Accounts and notes receivable                          22,157       8,216
      Inventories and other current assets                  (17,189)    (17,996)
      Accounts payable and accrued liabilities               (1,808)     (5,922)
    Unremitted earnings of joint ventures                       619         786
    Adjustments to fair value                               133,917        -
    Other reorganization items                               13,396       2,608
    Other, net                                               (6,126)      2,155
Net cash used by operating activities before
  reorganization items                                       (5,069)    (16,312)

Operating cash flows from reorganization items:
    Interest received on cash accumulated
     because of Chapter 11 proceedings                        1,998       1,143
    Professional fees and administrative expenses            (5,849)     (2,564)
    Professional fees escrow pursuant to the
      reorganization plan                                   (12,431)       -
    Net cash used by reorganization items                   (16,282)     (1,421)
    Net cash used by operating activities                   (21,351)    (17,733)

Cash Flows from Investing Activities:

Capital expenditures                                         (6,695)     (3,102)
Proceeds from sales of assets held for sale                   2,457        -
Collection of notes receivable                                   93         211
Advances to equity investees                                 -           (5,000)
Other, net                                                     (293)       (202)
Proceeds from sales of assets due to Chapter 11
  proceedings                                                -              721
Net cash used by investing activities                        (4,438)     (7,372)

Cash Flows from Financing Activities:

Cash distribution pursuant to the reorganization plan      (200,451)       -
Transfer to liquidating corporation                          (5,010)       -
Reduction of production payment                              (1,000)     (4,000)
Net cash used by financing activities                      (206,461)     (4,000)

Net decrease in cash and cash equivalents                  (232,250)    (29,105)

Cash and cash equivalents, beginning of period              244,397     168,605
Cash and cash equivalents, end of period                    $12,147    $139,500

The accompanying Notes to Financial Statements are an integral part of the Financial Statements.
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